                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C
                                 (RULE 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Check the appropriate box:

/ / Preliminary Information Statement    / / Confidential,
                                             for Use of the Commission Only
/X/ Definitive Information Statement         (as permitted by Rule 14c-5(d)(2)).


                        MANHATTAN PHARMACEUTICALS, INC.
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                (Name of Registrant as Specified in Its Charter)

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     / / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     / / Fee paid previously with preliminary materials.

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                         MANHATTAN PHARMACEUTICALS, INC.
                         787 SEVENTH AVENUE, 48TH FLOOR
                            NEW YORK, NEW YORK 10019

                                  June 20, 2003


Dear Stockholder:

         This Information Statement is being furnished to the stockholders of Manhattan Pharmaceuticals, Inc. (formerly Atlantic Technology Ventures, Inc.), a Delaware corporation (the "Company"), in connection with the proposed combination of the Company's common stock on a 2-for-3 basis. Although the approval of the Company's stockholders is required to effect a stock combination, a resolution authorizing the proposed stock combination has been consented to in writing by the approval of the holders of more than 57 percent of our outstanding common stock. Accordingly, it is not necessary for the Company to call a special meeting of stockholders to consider the proposed stock combination and your approval is not required and is not being sought.

         We are proposing the combination of our common stock in order to allow us to have a sufficient number of authorized but unissued shares to be able to issue in connection with potential financings that we may wish to undertake. Our certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock. We currently have 116,811,950 shares of common stock outstanding, and another 19,830,869 shares of common stock reserved for issuance pursuant to outstanding stock options and warrants, leaving only 13,357,151 shares available for issuance.

         This Information Statement enclosed herewith provides further information about the Company and the proposed stock combination. Please carefully read the document in its entirety. You may also obtain other information about the Company from publicly available documents that have been filed with the Securities and Exchange Commission.

                                                 Very truly yours,

                                                 /s/ Leonard Firestone

                                                 Leonard Firestone
                                                 President & Chief Executive
                                                  Officer

                         MANHATTAN PHARMACEUTICALS, INC.
                         787 SEVENTH AVENUE, 48TH FLOOR
                            NEW YORK, NEW YORK 10019

                        ---------------------------------

                         NOTICE OF ACTION TO BE TAKEN BY
          WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF A SPECIAL MEETING
                           AND INFORMATION STATEMENT

                        ---------------------------------


         This Information Statement is being mailed to stockholders of Manhattan Pharmaceuticals, Inc. (formerly Atlantic Technology Ventures, Inc.), a Delaware corporation (the "Company," "we," "us" or "our"), in connection with the approval by the holders of a majority of the Company's outstanding common stock of a resolution approving the combination or "reverse stock split," of the Company's common stock on a 2-for-3 basis. In order to effect a reverse stock split, it is necessary for the Company to obtain the approval of its stockholders. However, stockholders holding an aggregate of more than 57 percent of our outstanding common stock have already consented in writing to a resolution authorizing the Company to effect a 2-for-3 reverse split. Accordingly, pursuant to our bylaws and the General Corporation Law of Delaware, the Company will not call a special meeting of stockholders to consider the proposed stock combination and your vote is not being solicited. This Notice of Action to be Taken by Stockholders in Lieu of a Special Meeting and Information Statement is furnished to you solely for the purpose of informing stockholders of this corporate action before it takes effect, in the manner required under the Securities Exchange Act of 1934, as amended.

         The written consents that we have received from holders of more than 57 percent of our outstanding common stock authorize us to effect a 2-for-3 reverse stock split at any time after 20 days from the date of this Information Statement. This Information Statement was first sent or provided to holders (other than the stockholders who have already provided their written consent authorizing the reverse split) of our outstanding common stock on or about June 20, 2003. Other than common stock, we have no other shares of any other class of our capital stock outstanding.


                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL; PURPOSE

         As of June 19, 2003, we had 116,811,980 shares of common stock outstanding and an additional 19,830,869 shares of common stock reserved for issuance upon the exercise of outstanding options and warrants. Our certificate of incorporation authorizes us to issue only up to 150,000,000 shares of capital stock, meaning that we are only authorized to issue an additional 13,357,151 shares of common stock. In light of the current market price of our common stock, the number of remaining shares that we are authorized to issue limits our flexibility to raise additional capital through equity financings. In order to increase the number of shares of common stock that we are authorized to issue, our Board of Directors has unanimously adopted a resolution seeking stockholder approval authorizing the Board of Directors to amend our Certificate of Incorporation to effect a reverse split of our common stock. The ratio of the reverse stock split that the Board of Directors approved and deemed advisable and to which the holders of a majority of our outstanding common stock have consented is 2-for-3. This means that, when effected, every 3 shares of common outstanding prior to the stock combination will represent only 2 shares of common stock after the combination. Accordingly, the proposed 2-for-3 reverse stock split will provide us with greater flexibility in raising additional capital by making approximately 45,500,000 additional shares of common stock available for issuance.

         Following the effective time of the reverse split, we intend to raise additional capital through private placements of our equity securities. Nevertheless, the terms of any such financing transactions are still undetermined and there can be no assurance that we will conclude any such financing. To date, we have not engaged in any negotiations with potential investors regarding any private placement of our equity securities. The proceeds from any such financing will be used primarily to provide us with working capital. If we are able to successfully negotiate a private placement of equity or equity-related securities, the private placement would likely involve the issuance, or potential issuance in the case of convertible securities, of at least 13 million shares of our common stock. Accordingly, any such private placement will generally have the effect of diluting the interests of existing stockholders.

         Holders of more than 57 percent of our outstanding common stock have consented in writing to the proposed stock combination. The resolution consented to by these stockholders authorizes us to effect the combination any time after 20 days from the date of this Information Statement. Accordingly, after that time, we will file a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (as described below) which will effect a combination of the shares of our common stock then issued and outstanding at a ratio of 2-for-3. The reverse split will not change the number of authorized shares of common stock or preferred stock or the par value of our common stock or preferred stock. Except for any changes resulting from the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately after the combination as such stockholder did immediately prior to the combination.

CERTAIN RISKS ASSOCIATED WITH THE STOCK COMBINATION

THERE CAN BE NO ASSURANCE THAT THE TOTAL MARKET CAPITALIZATION OF OUR COMMON STOCK AFTER THE PROPOSED STOCK COMBINATION WILL BE EQUAL TO OR GREATER THAN THE TOTAL MARKET CAPITALIZATION BEFORE THE PROPOSED STOCK COMBINATION OR THAT THE PER SHARE MARKET PRICE OF OUR COMMON STOCK FOLLOWING THE COMBINATION WILL EITHER EXCEED OR REMAIN HIGHER THAN THE CURRENT PER SHARE MARKET PRICE.

         There can be no assurance that the market price per new share of our common stock (the "New Shares") after the stock combination will rise or remain constant in proportion to the reduction in the number of old shares of our common stock (the "Old Shares") outstanding before the stock combination. For example, based on the market price of our common stock on June 18, 2003 of $0.22 per share, following a 2-for-3 reverse split there can be no assurance that the post-split market price of our common stock would be $0.33 per share or greater. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

A DECLINE IN THE MARKET PRICE FOR OUR COMMON STOCK AFTER THE REVERSE STOCK SPLIT MAY RESULT IN A GREATER PERCENTAGE DECLINE THAN WOULD OCCUR IN THE ABSENCE OF A REVERSE STOCK SPLIT, AND THE LIQUIDITY OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED FOLLOWING A REVERSE STOCK SPLIT.

          The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of such company's common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

          CORPORATE MATTERS. If approved and effected, the reverse stock split would have the following effects:

          o every 3 Old Shares owned by a stockholder would be exchanged for 2 New Shares;

          o the number of shares of our common stock issued and outstanding will be reduced proportionately based on the 2-for-3 split ratio;

          o based on the 2-for-3 ratio, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split; and

          o the number of shares reserved for issuance under our existing stock option plans will be reduced proportionately based on the 2-for-3 split ratio.

         When effected, the reverse stock split will be effected simultaneously for all of our common stock and the ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in our company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments would reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than 2 shares. This, however, is not the purpose for which we are effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

         FRACTIONAL SHARES. No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number selected by the Board of Directors for the reverse stock split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of our common stock on the day immediately prior to the effective time of the reverse stock split, as reported on the Over-the-Counter Bulletin Board. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

         Stockholders should be aware that, under the escheat laws of the various jurisdictions where our stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

         If approved and effected, the reverse stock split will result in some stockholders owning "odd lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

         AUTHORIZED SHARES. Upon the effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of our common stock issued and outstanding based on the 2-for-3 reverse stock split ratio. As of June 19, 2003, we had 150,000,000 shares of common stock authorized for issuance, 116,811,980 shares of common stock issued and outstanding and an additional 19,830,869 shares authorized for issuance upon exercise of outstanding options and warrants. Accordingly, after giving effect to the proposed reverse stock split, we will have only 77,874,653 shares of common stock outstanding and 13,220,579 shares authorizes for issuance under out outstanding options and warrants. We will continue to have 10,000,000 authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of our common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of our common stock.

         ACCOUNTING MATTERS. The reverse stock split will not affect the par value of our common stock, which is $.001 per share. As a result, as of the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the 2-for-3 split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of common stock outstanding.

         POTENTIAL ANTI-TAKEOVER EFFECT. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of our company, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders. Other than the reverse stock split proposal, we do not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of our company.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

      In order to effect the 2-for-3 reverse split, we will file a Certificate of Amendment to our Certificate of Incorporation ("Amendment") with the Secretary of State of the State of Delaware to amend our existing Certificate of Incorporation. The reverse stock split will become effective at the time specified in the Amendment, which is referred to below as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. The text of the Amendment to effect the reverse stock split will be in substantially the form attached hereto as APPENDIX A; provided, however, that the text of the form of Amendment attached hereto is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the insertion of the effective time determined by the Board of Directors.

          As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. We expect that our transfer agent, Continental Stock Transfer and Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal that we send to our stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

NO DISSENTERS' RIGHTS

      Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

          The following is a summary of certain material federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split

(including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

      Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

VOTE REQUIRED

      The affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote on this proposal was required for approval of this proposal. As of June 19, 2003, we had obtained written consents authorizing the 2-for-3 reverse split from holders of more than 57 percent of our outstanding common stock.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of the our common stock as of June 19, 2003, by (i) each person known by us to be the beneficial owner of more than 5 percent of the outstanding common stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 787 Seventh Avenue, 48th Floor, New York, New York 10019.

                                                                          SHARES
        NAME                                                        BENEFICIALLY OWNED       PERCENT OF CLASS
        ----                                                        ------------------       ----------------
        Leonard Firestone........................................                 0                   *
        Nicholas J. Rossettos(1).................................           287,500                   *
        Joshua Kazam.............................................         1,220,129                  1.0
        Michael Weiser...........................................         6,837,806                  5.9
        Joan Pons(2).............................................                 0                   *
        David M. Tanen(3)........................................         1,871,236                  1.6
        All directors and officers as a group(4).................        10,216,671                  8.7

        Lindsay A. Rosenwald(5)..................................        13,569,320                 11.6
        Oleoylestrone Developments, SL(6)........................        20,785,188                 17.8
            Josep Samitier 1-5, Barcelona Science Park
            08028 Barcelona Spain
        Jay Lobell(7)............................................        18,848,450                 16.1
            365 West End Avenue
            New York, New York 10024
         ------------------------
         *   Less than 1.0%

(1) Represents shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.
(2) Does not include any shares beneficially owned by Oleoylestrone Developments, SL, of which Mr. Pons is chief executive officer.
(3) Includes 28,333 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.
(4) Includes 165,833 shares issuance upon the exercise of options. Does not include any shares held by Oleoylestrone Developments, SL, of which Mr. Pons is chief executive officer.
(5) Includes 190 shares of common stock held by Huntington Street Corporation and 190 shares of common stock held by June Street Corporation. Dr. Rosenwald is the sole owner of both Huntington Street Corporation and June Street Corporation.
(6)  Mr. Pons is the chief executive officer of Oleoylestrone Developments, SL.
(7) Includes 18,721,353 shares of common stock held by eight separate trusts with respect to which Mr. Lobell is either trustee or manager and in either case has investment and voting power.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at: http://www.sec.gov.

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED JUNE 20, 2003. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.
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                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                         MANHATTAN PHARMACEUTICALS, INC.

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

         It is hereby certified that:

         1. Manhattan Pharmaceuticals, Inc. (formerly known as Atlantic Technology Ventures, Inc.) is a corporation formed under the laws of the State of Delaware, and its certificate of incorporation was filed in the office of the Secretary of State on May 18, 1993.

         2. The certificate of incorporation is hereby amended by deleting the text of Article FOURTH in its entirety and replacing it with the following:

                  FOURTH: A. The corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock authorized to be issued is 150,000,000, and each such share will have a par value of $0.001. The total number of shares of Preferred Stock authorized to be issued is 10,000,000, and each such share will have a par value of $0.001. The rights, preferences, privileges and restrictions granted to and imposed upon the two classes of shares are as set forth in this Article and in the Certificate of Designations of Series A Convertible Preferred Stock.

                  B. Effective 12:01 a.m. on              , 2003 (the "Effective
         Time") every three (3) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall automatically be combined, without any action on the part of the holder thereof, into two (2) shares of fully paid and nonassessable Common Stock of the Corporation ("New Common Stock"), subject to the treatment of fractional shares interests described below.

                  C. Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder's certificate(s) representing Old Common Stock (whether one or more, "Old Certificates") for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, "New Certificates") into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

                  D. No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the last reported per share sale price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Over-the-Counter Bulletin Board (or if such price is not available, then such other price as determined by the Board of Directors).

                  E. The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, by resolution to provide for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

         3. This amendment to the certificate of incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         The undersigned is signing this certificate on ________, 2003.



                                                 -------------------------------
                                                 Leonard Firestone
                                                 President and Chief Executive
                                                   Officer



                                      A-2